Exhibit 15.1

Our ref    KKZ/738622-000001/14303567v2

HUYA Inc.

Building B-1, North Block of Wanda Plaza

No. 79 Wanbo 2nd Road

Panyu District, Guangzhou 511442

People’s Republic of China

26 April 2019

Dear Sirs

HUYA Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to HUYA Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2018 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 5.A. Operating and Financial Review and Prospects—Operating Results” and “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-227336) that was filed on 14 September 2018, pertaining to the Company’s Amended and Restated 2017 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP